UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [ X }

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ X ]	Soliciting Material Pursuant to Section 240.14a-12

MYERS INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	Fee computed on table below p r Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following frequently asked questions summary regarding the definitive merger agreement with private equity funds sponsored by Goldman, Sachs & Co. was posted on April 30, 2007 on Myers Industries, Inc.'s website at www.myersind.com to address questions raised by the company's employees:

Myers Industries, Inc.

Q & A Regarding Transaction with GS Capital Partners

April 30, 2007:

1.   What is the proposed transaction?

- Myers Industries, Inc. (the Company) has agreed to be acquired by GS Capital Partners (GSCP) in a transaction valued at approximately $1.07 billion, including the assumption or repayment of approximately $276.0 million of debt, at a price of $22.50 per share.

- The transaction will be subject to shareholder approval and other customary closing conditions.

- Upon completion of the sale, the Company will cease to be a public company and your shares of common stock in the Company will be cancelled.

2.   What will I receive for my shares of Myers Industries, Inc. common stock in the transaction?

- Upon completion of the merger, all shareholders of the Company will receive $22.50 in cash, without interest, for each share of the Company's common stock owned on the closing date of the merger.

3.   How will Myers Industries, Inc. stock options and restricted stock be treated in the sale?

- Each outstanding stock option to purchase shares of the Company's common stock with a per share exercise price of less than $22.50 will become fully vested on the closing date of the merger and will entitle the holder to the spread between the $22.50 and the exercise price per share, without interest, for each stock option.

- Each outstanding stock option to purchase shares of Myers Industries, Inc. common stock with a per share exercise price in excess of $22.50 will be cancelled on the closing date of the merger.

- The forfeiture restrictions on all outstanding restricted shares of the Company's common stock that have not lapsed as of the closing date of the merger will terminate and the holder of such shares will receive $22.50 in cash, without interest, for each restricted share of common stock.

4. Will I continue to receive dividends?

- Shareholders will continue to receive any dividends that are declared by Myers Industries' Board of Directors and paid prior to the closing date of the merger. The Board of Directors currently anticipates continuing the historical practice of declaring quarterly dividends on shares of Myers Industries, Inc.'s common stock, at the rate of $0.0525 per share, but reserves the right to change its dividend policy at any time.

- Upon closing, the company's shares will cease trading on the NYSE, and you will not own shares in the new privately-held Myers Industries, Inc.

5. What is the 45-day "go-shop" period?

- Under the agreement, the Company has the right to solicit competing proposals from third parties over a 45-day period, ending on June 8, 2007. The Company may, at any time, subject to the terms of the agreement with GSCP, respond to unsolicited proposals.

- To the extent that a third party proposal leads to the execution of a definitive agreement for an alternative transaction, the Company would be required to pay a $25 million termination fee to GSCP.

- In accordance with the agreement, the Company's Board of Directors, through its Special Committee and with the assistance of outside advisors, fully intends to solicit competing proposals during the 45-day period to ensure shareholder value is maximized.

- The Company advises that there can be no assurance that the solicitation of proposals will result in an alternative transaction.

6.   What are some of the next steps leading up to completion of the transaction?

- The Company will file a preliminary Proxy Statement with the Securities and Exchange Commission (SEC). This Proxy Statement will contain information about the transaction and will be available to the public. Once any SEC review is completed, a definitive Proxy Statement will be filed with the SEC and mailed to the Company's shareholders.

- Following the mailing of the definitive Proxy Statement, a meeting of the Company's shareholders will be held and the shareholders will vote on the transaction. If the transaction is approved by the Company's shareholders, then the transaction can be consummated when all other conditions to the transaction have been satisfied or waived by the parties.

- Consummation of the merger is conditioned upon satisfaction of certain conditions to closing, including approval of the Company's shareholders and termination or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. The Company anticipates that the transaction will close promptly following satisfaction of these conditions and any other requirements set forth in the merger agreement.

- There are no financing conditions to complete the transaction.

7.   What percentage of shareholder vote is required for approval?

- Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock. The Company will establish a record date for purposes of determining the shareholders that will be entitled to vote on the transaction. The record date will be announced in the Proxy Statement.

8.   Does the Myers family support the transaction? How will this transaction impact the Myers family?

- Certain members of the Myers family and their affiliates have agreed to vote their shares, which represent in the aggregate approximately 19 percent of the outstanding shares of the Company's common stock, in favor of the transaction with GSCP.

- If the transaction is consummated, the members of the Myers family and their affiliates will receive the same $22.50 in cash, without interest, for each share of the Company's common stock owned by them on the closing date of the merger.

9.   What prompted Myers Industries to consider going private?

- GSCP approached the Company about the opportunity for this potential transaction.

- After receiving a proposal from GSCP, the Company's Board of Directors formed a Special Committee to further evaluate the strategic factors involved in going private through a transaction such as this sale and responding to the GSCP proposal.

- The Special Committee and the Board of Directors conducted a thorough and careful review of strategic alternatives, evaluating the GSCP proposal within the Company's "Strategic Business Evolution" plan and other strategic alternatives.

- After completion of this review, and on the unanimous recommendation of the Special Committee, the independent members of the Board of Directors unanimously endorsed this acquisition as fair and in the best interests of the Company's shareholders.

- The Proxy Statement that will be filed by the Company will contain the Board of Directors' unanimous recommendation that the Company's shareholders approve the transaction. Certain members of the Myers family and their affiliates have agreed to vote their shares, which represent in the aggregate approximately 19 percent of the outstanding shares of common stock of Myers Industries, in favor of the transaction with GSCP.

10.   Will GSCP bring in their own management team to run Myers Industries?

- Based on its discussions with GSCP, the Board of Directors believes that GSCP intends to retain the Company's current management structure following completion of the transaction, with CEO, CFO, Managing Directors, and General Managers within the Company's business segments and their respective brands. The Company advises that there can be no assurance that GSCP carries out these intentions after completion of the transaction.

11. Does GSCP intend the break Myers Industries apart?

- Based on its discussions with GSCP, the Board of Directors believes that GSCP intends to implement the Company's operating / growth strategy as part of the ongoing Strategic Business Evolution plan, including operation of the Company's strategic business segments and brands with their respective strategies. As in the past, following completion of the transaction the Board of Directors believes that all of the Company's segments and brands will be continuously reviewed for strategic fit and performance as part of the Company's long-term growth plans. The Company advises that there can be no assurance that GSCP carries out these intentions after completion of the transaction.

12. Will jobs be eliminated?

- The terms of the merger agreement do not call for the elimination of any positions, although the Company advises that there can be no assurance that all employee positions will be retained for any length of time following completion of the merger.

- The Board of Directors and management of the Company are focused on running the Company effectively during this process and adjustments may be made to employment levels in response to market conditions as a normal course of business. GSCP, in response to inquiries from the Board of Directors, has indicated that its interest is in acquiring the Company as a whole and operating it going forward in continuity with the current strategic plan.

- The Company advises that there can be no assurance that all employee positions will be retained for any length of time following completion of the merger.

13.   What does this transaction mean to the customers of the Myers Industries companies/brands?

- The Board of Directors believes that this transaction will not impact the Company's customers and that they will continue to receive the superior innovation, product selection, and responsive service that is the hallmark of Company's industry-leading businesses/brands.

14.   Will the corporate headquarters remain in Akron, Ohio?

- Based on its discussions with GSCP, the Board of Directors believes that GSCP does not intend to relocate the corporate offices or other offices now in the Akron area, although there is no guarantee that these intentions will not change.

15. What happens to the Myers Industries employee benefit plans?

- The merger agreement provides that all of the Company's existing employee benefit plans will be honored after the merger on the same terms as in effect currently, subject to the Company's ability to modify or amend those plans in accordance with their terms. Based on its discussions with GSCP, the Board of Directors believes that the Company's existing employee benefit plans are expected to stay the same for the foreseeable future, although there is no guarantee that these intentions will not change.

16. What could cause this deal with GSCP to fall through?

- The merger agreement contains a number of conditions that must be satisfied before consummation of the merger will occur and also provides each party the right to terminate the merger agreement in certain circumstances, including the failure of a majority of the Company's shareholders to approve the merger or the Board of Directors' approval of a superior offer from a third party in accordance with the terms of the merger agreement.

Additional information

In connection with the proposed transaction, a proxy statement on Schedule 14 A will be filed with the SEC. BEFORE MAKING ANY VOTING DECISION, THE COMPANY'S SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the Company's shareholders. Shareholders will be able to obtain the documents free of charge at the SEC's web site, www.sec.gov, or from the Company's web site at www.myersind.com.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the definitive proxy statement for the Company's 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 22, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.